As filed with the Securities and Exchange Commission on July 23, 2019
Registration No. 333-172292 and 333-146662

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

POINT.360

(Exact name of registrant as specified in its charter)

California	01-0893376
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization

2701 Media Center Drive

Los Angeles, California, 90065

323-987-9400

(Address of principal executive offices)

Common stock, no par value

(Full title of the plan)

John Schweizer

Vice President, Controller

Point.360

2701 Media Center Drive

Los Angeles, CA 90065

323-987-9400

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

POINT.360 (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister all securities originally registered by the Registrant pursuant to its Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”), including without limitation, on October 12, 2007 and February 15, 2011, File No. 333 (collectively, the “Form S-8s”), with respect to shares of the Registrant’s common stock, no par value per share (the “Common Stock.

On June 11, 2019, the United States Bankruptcy Court for the Central District of California approved the Registrant’s Second Amended Chapter 11 Plan (the “Plan”), which ordered that the Registrant  cancel  all outstanding  equity  securities, including  stock,  options  and  warrants,  and  complete  such  regulatory  requirements  to  delist Debtor’s securities from the public market. The Effective Date of the Plan is June 11, 2019. FINRA confirmed the delisting of Registrants equity securities on behalf of OTC Markets, effective July 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 23rd day of July 2019.

POINT.360

By:	/s/ Haig S. Bagerdjian
Haig S. Bagerdjian Chairman of the Board, President and Chief Executive Officer